EXHIBIT 2

[Analogic letterhead]

December 8, 2006

Mr. John P. Francis

Francis Capital Management, LLC

429 Santa Monica Boulevard, Suite 320

Santa Monica, California 90401

Dear Mr. Francis:

It has been a pleasure to be able to communicate with you regarding your previous and recent stockholder proposals relative to the election of directors of Analogic Corporation.

We have apprised the Nominating and Corporate Governance Committee of Analogic’s Board of Directors of our discussions, and we will, as you and I discussed, present this matter, hopefully to our mutual satisfaction, at the annual meeting of stockholders on January 29, 2007. We look forward to stockholder suggestions for additional members of the Board of Directors so that we can properly elect them from amongst those nominated by Analogic’s Nominating and Corporate Governance Committee and assure that there is representation of stockholders in all three Analogic director classes.

We received today your letter withdrawing the stockholder proposal for Analogic’s 2007 annual meeting of stockholders that you previously submitted on behalf of Catalysis Partners, LLC. Please be aware that your proposal would in any event not have been included in the proxy materials for the 2007 annual meeting of stockholders because it was not received until November 14, 2006, which was after the August 21, 2006, deadline specified in Analogic’s 2005 Proxy Statement for such proposals.

Again, we at Analogic thank you for your reconsideration and look forward to carrying out the intent of our discussions in an orderly and appropriate manner.

Sincerely,

/s/ Bernard M. Gordon

Bernard M. Gordon